Exhibit 1

Transactions in the Securities of the Issuer in the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

PHILOTIMO FUND, LP

Sale of Common Stock	(28,378)	11.0215	01/02/2025
Sale of Common Stock	(15,963)	11.0215	01/03/2025

KANEN WEALTH MANAGEMENT, llC (through the Managed Accounts)

Sale of Common Stock	(9,000)	4.9329	11/25/2024
Sale of Common Stock	(500)	5.2727	11/26/2024
Sale of Common Stock	(2,375)	6.1700	12/05/2024
Sale of Common Stock	(2,477)	6.5050	12/06/2024
Sale of Common Stock	(54,881)	9.5501[1]	12/18/2024
Sale of Common Stock	(410,315)	9.2763[2]	12/20/2024
Sale of Common Stock	(1,950)	10.7976	12/30/2024

PHILOTIMO FOCUSED GROWTH & INCOME FUND

Sale of Common Stock	(427,000)	9.4000	12/23/2024

DAVID L. KANEN

Sale of Common Stock	(100,000)	9.3163[3]	12/16/2024
Sale of Common Stock	(2,537)	9.5501[1]	12/18/2024
Sale of Common Stock	(18,967)	9.2763[2]	12/20/2024
Sale of Common Stock	(400)	9.4101	12/24/2024

1 The reported price represents a weighted average sale price. The range of prices at which common stock was sold was $9.50 to $9.57 per share. The Reporting Person undertakes to provide to the Staff, the Issuer or a security holder full information regarding the number of shares sold at each separate price.

2 The reported price represents a weighted average sale price. The range of prices at which common stock was sold was $9.20 to $9.41 per share. The Reporting Person undertakes to provide to the Staff, the Issuer or a security holder full information regarding the number of shares sold at each separate price.

3 The reported price represents a weighted average sale price. The range of prices at which common stock was sold was $9.28 to $9.35 per share. The Reporting Person undertakes to provide to the Staff, the Issuer or a security holder full information regarding the number of shares sold at each separate price.